UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Email to Employees of Alkermes:

Subject: Action Requested of Alkermes Employee Shareholders -- Please Vote Your ALKS Shares!

Dear Colleagues,

I am writing to encourage you to exercise your rights as a shareholder of Alkermes and vote your Alkermes shares before our annual meeting of shareholders on May 22, 2019. All employees who owned shares of Alkermes on March 21, 2019 are entitled to vote.

Your vote is very important to the company, and we encourage you to vote as soon as possible.  To be counted, your vote must be received by May 20, 2019 at 11:59 p.m. ET (4:59 a.m. on May 21, 2019, Irish Standard Time).

We have a number of important proposals on the ballot this year.  Information about each of these proposals can be found in the Alkermes plc 2019 Proxy Statement, a link to which is included on our company website under the “Investors” tab (and the “SEC filings” link).

How do I vote?

You should have received instructions in the mail or electronically from your bank or broker about how to vote your shares. The materials you received from your broker include a control number that is specific to your account.  You can vote online using your control number at www.proxyvote.com.

If you do not have your control number, you can still vote as follows:

a.

if your shares are held in a Merrill Lynch account, you can vote by accessing  www.benefits.ml.com. (Login to your Merrill Lynch account; click on the ‘Alkermes plc’ link under ‘My Accounts’; select the ‘Brokerage Account’ tab at the top right of the page and then click on ‘click on ‘MyMerrill Statements & Documents’ in the dropdown menu. This will take you to an external MyMerrill site. Click on the ‘Shareholder Notices’ tab and then within that tab, click on ‘Annual Meeting’ and a window will pop up that allows you to vote with your control number pre-populated); or

b.	if your shares are held with a broker other than Merrill Lynch, please contact your broker for further assistance.

Thank you.